Exhibit 99.1

Source: Playlogic Entertainment, Inc
PRESS RELEASE

Playlogic Entertainment, Inc. Holds Annual Shareholders Meeting
Past performance and future developments give Playlogic prime placement for a bright future

(Amsterdam, The Netherlands) Today, June 21, 2007 – Playlogic Entertainment, Inc. (OTCBB: PLGC), Dutch-based Game Publisher, is holding its annual Meeting of Shareholders in Amsterdam for re-election of the board of directors and to report the past year’s performance, current developments and general outlook for this year.

A full-year financial outlook will be given during the meeting. In Q1 2007, net revenues have climbed to $3.5 million from $2.7 million for Q1 2006, an increase of 30%.Gross profit was $2.4 million which is an increase of 140% compared to $1.0 million for the same period in 2006.

For the full year 2007, the Company expects net revenues to climb between $15 million and $25 million, an increase of 200 to 400% from FY 2006 and gross profit could be up to $7 to $11 million this year for an increase of 450% to 800% compared to 2006. The company emphasizes that actuals may vary significantly on a quarter by quarter basis subject to revenue recognition criteria under US GAAP.

Playlogic also announced that it expects to close the remaining amount of $10 million private placement previously announced.

The meeting will be covering HR developments, the addition of two new internal Senior Producers, a Lead Tester and a Products Support Services Manager. The addition of personnel will help to streamline production and improve after-sales support.

As an overview, Playlogic will give a summary of the 2007/2008 publishing line up with titles Xyanide Resurrection (PSP) and Evil Days Of Luckless John (PC) being released in Q2 2007; Xyanide Resurrection (PS2), Obscure II (PC, PS2) and Officers (PC) to be release in Q3 2007; Age Of Pirates: Captain Blood (PC, Xbox360) and Obscure II (Wii) scheduled to be release in Q4 2007, and Aggression: Europe scheduled for Q1 of 2008.

Playlogic also plans for additions to its Game Portfolio, such as RedBull BC One for Nintendo DS, Infernal 2 for Xbox360, PC and PlayStation 3, and an Age of Pirates sequel for PC – both expanding its branded portfolio and expanding to Next Generation consoles. The company has also signed a worldwide 5 year license on all platforms of the popular animated series Dragon Hunters with Futurikon (France). There is a full feature length animated movie planned for 2008 based on this series.

About Playlogic:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 75 employees, is listed on the OTCBB under the symbol "PLGC" and is headquartered in New York and Amsterdam. Its internal game development studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world with approximately 300 people of external development staff. Currently, 10 games on 12 platforms are in the works, including “Xyanide Resurrection,” “Obscure II,” “Officers” and “Age of Pirates: Captain Blood” and “Evil Days of Luckless John” which will be published this year. Recent world-wide releases include “Ancient Wars: Sparta,” "Infernal,” "Age of Pirates: Caribbean Tales," “World Racing 2,” “Knights of the Temple 2” and “Gene Troopers.”

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product.

FORWARD LOOKING STATEMENTS
This release contains statements about Playlogic's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Playlogic's business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Playlogic on the date of this release, and Playlogic assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic Entertainment, Inc.
Sara Sky Schutte, Corporate PR & IR Manager
T: +31 20 676 03 04
M: +31 6 13 73 20 10
E: sschutte@playlogicint.com

For further information about Playlogic, please visit the Corporate Center at www.playlogicgames.com